Exhibit 3.1

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

STERLING BANCORP, INC.

Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Third Amended and Restated Articles of Incorporation:

1.	The present name of the corporation is Sterling Bancorp, Inc.

2.	The identification number assigned by the bureau is 236008.

3.	The date of filing of the original Articles of Incorporation was September 22, 1989.

The following Third Amended and Restated Articles of Incorporation supersede the Second Amended and Restated Articles of Incorporation and shall be the Articles of Incorporation of Sterling Bancorp, Inc.:

ARTICLE I.
Name

The name of the corporation is Sterling Bancorp, Inc. (the “Corporation”).

ARTICLE II.
Purpose

The purpose or purposes for which the Corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act, as amended (the “Act”), and specifically, but not in limitation of the foregoing, to be a bank holding company under the Bank Holding Company Act of 1956, as amended, and to engage in, or acquire an interest in other companies which engage in, activities closely related to banking as such activities are defined by the Board of Governors of the Federal Reserve System.

ARTICLE III.
Registered Office and Resident Agent

The street and mailing address of the registered office is One Towne Square, Suite 1900, Southfield, MI 48076. The name of the resident agent at the registered office is Colleen Kimmel.

ARTICLE IV.
Authorized Stock and Relative Rights

A.            The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 500,000,000 shares of common stock, no par value per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock (the “Preferred Stock”).

B.            The authorized shares of the Common Stock are all of one class with equal voting power, and each share shall be equal to every other share.

Third Amended and Restated Articles of Incorporation of

Sterling Bancorp, Inc. - 1

C.            The shares of the Preferred Stock may be divided into and issued in one or more series. The Board of Directors is hereby authorized to cause the Preferred Stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of the Preferred Stock adopted by the Board of Directors. Such resolutions, when filed, shall constitute amendments to these Third Amended and Restated Articles of Incorporation. For the avoidance of doubt, any previously designated series of Preferred Stock authorized by the Corporation prior to the filing of these Third Amended and Restated Articles of Incorporation are void, cancelled, and shall be of no further force or effect.

ARTICLE V.

Compromise, Arrangement or Plan of Reorganization

When a compromise or arrangement or a plan of reorganization of the Corporation is proposed between the Corporation and its creditors or any class of them or between the Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or a class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the Corporation.

ARTICLE VI.

Shareholder Action by Written Consent

A.           Any action required or permitted by the Act to be taken at an annual or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. No action by written consent of holders of less than all the outstanding shares entitled to vote on such action shall be effective unless the proposed action shall have been approved by the Board of Directors of the Corporation before the consent of shareholders is executed.

B.            In order that the Corporation’s shareholders shall have an opportunity to receive and consider the information germane to an informed judgment as to whether to give a written consent, any corporate action to be taken by written consent shall not be effective until, and the shareholders of the Corporation shall be able to give or revoke written consents for, at least 20 days from the date of the commencement of a solicitation (as such term is defined in Rule 14a-1(l) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of consents, other than corporate action by written consent taken pursuant to solicitations of not more than 10 persons. For purposes of this Article VI, a consent solicitation shall be deemed to have commenced when a proxy statement or information statement containing the information required by law is first furnished to the Corporation’s shareholders.

Third Amended and Restated Articles of Incorporation of

Sterling Bancorp, Inc. - 2

C.            Consents to corporate action shall be valid for a maximum of 60 days after the date of the earliest dated consent delivered to the Corporation in the manner provided in Section 407 of the Act. Consents may be revoked by written notice (i) to the Corporation, (ii) to the shareholder or shareholders soliciting consents or soliciting revocations in opposition to action by consent proposed by the Corporation (the “Soliciting Shareholders”), or (iii) to a proxy solicitor or other agent designated by the Corporation or the Soliciting Shareholders.

D.            Notwithstanding the foregoing, if independent counsel to the Corporation delivers to the Corporation a written opinion stating, or a court of competent jurisdiction determines, that this Article VI, or any portion thereof, is illegal with respect to any corporate action to be taken by written consent for which a consent has theretofore been delivered to the Corporation, in the manner provided in Section 407 of the Act, whether prior or subsequent to the date of the adoption of this Article VI, then this Article VI, or such portion thereof, as the case may be, shall after the date of such delivery of such opinion or such determination be null and void and of no effect with respect to any other corporate action to be taken by written consent.

ARTICLE VII.

Board of Directors

A.            Authority and Size of Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be as set forth in the Bylaws of the Corporation.

B.            Classification of Board and Filling of Vacancies.

(a)            Subject to applicable law, prior to the date of shareholder approval of these Third Amended and Restated Articles of Incorporation, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively, and at each annual meeting of shareholders prior thereto, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be duly elected and qualified or their resignation or removal.

(b)            Upon shareholder approval of these Third Amended and Restated Articles of Incorporation, at each annual meeting of shareholders commencing with the 2022 annual meeting, directors shall be elected to hold office for a one year term expiring at the succeeding annual meeting and until their successors shall be duly elected and qualified or their resignation or removal; provided, however, that any director appointed as Class I, Class II or Class III pursuant to clause (a) of this paragraph B who so elects in writing submitted to the Chairman of the Board of Directors within five business days after approval by the Board of Directors of these Third Amended and Restated Articles of Incorporation shall be permitted to serve out the remainder of his or her term to which he or she was elected or appointed, and until such director’s successor has been duly elected and qualified or until his or her earlier resignation or removal.

Third Amended and Restated Articles of Incorporation of

Sterling Bancorp, Inc. - 3

(c)            Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing Directors (as hereinafter defined) and an 80% majority of all of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next annual meeting of shareholders and until his or her successor shall be duly elected and qualified or his or her earlier resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

C.            Removal of Directors. No director of the Corporation may be removed without cause. Any one or more directors of the Corporation may be removed for cause, but only by the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class.

D.            Certain Definitions. For the purposes of this Article VII:

1.              A “person” shall mean any individual, firm, corporation or other entity.

2.             “Interested Shareholder” shall mean any person, other than the Corporation, any Subsidiary, or any Affiliate of a member of the Board of Directors of the Company as constituted on the date of the filing of these Third Amended and Restated Articles of Incorporation with the Corporations Division, Corporations, Securities and Commercial Licensing Bureau of the Michigan Department of Licensing and Regulatory Affairs (the “Corporation Division”), who or which:

(a)            is the beneficial owner, directly or indirectly, of ten percent 10% or more of the voting power of the outstanding Voting Stock; or

(b)            is an Affiliate of the Corporation and at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(c)            is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

3.             “Beneficial owner” shall have the respective meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

4.             For the purposes of determining whether a person is an Interested Shareholder pursuant to item 2 of this paragraph D, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of item 2 of this paragraph D but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

Third Amended and Restated Articles of Incorporation of

Sterling Bancorp, Inc. - 4

5.             “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date this Article VII of these Third Amended and Restated Articles of Incorporation is filed with the Corporation Division.

6.             “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in item 2 of this paragraph D, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

7.             “Continuing Director” means any member of the Board of Directors who is unaffiliated with an Interested Shareholder and was a member of the Board of Directors prior to the time that an Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with an Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors.

E.             Powers of Continuing Directors. A majority of the Continuing Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VII, including without limitation (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person and (iii) whether a person is an Affiliate or Associate of another; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article VII.

F.            Nominations.

(a)            Nominations for election to the Board of Directors at a meeting of shareholders may be made by the Board of Directors or by a committee thereof, or by any shareholder of the Corporation entitled to vote for the election of directors at such meeting. Such nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered, transmitted electronically, or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation, and received in the case of an annual meeting, not less than 120 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting of the shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 20 days before or after such anniversary date, such notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting is mailed, transmitted electronically, or public disclosure of the date of the annual meeting is made, whichever first occurs. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder of the Corporation may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of such special meeting, if the shareholder’s notice required by this paragraph F shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which such notice of the date of the special meeting is mailed, transmitted electronically, or public disclosure of the date of the special meeting is made, whichever first occurs. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described in this paragraph F.

Third Amended and Restated Articles of Incorporation of

Sterling Bancorp, Inc. - 5

(b)            Such notice shall set forth (i) as to each proposed nominee (1) the name, date of birth, business address, and residence address of such nominee, (2) the principal occupation or employment of such nominee during the past five years, (3) the number of shares of stock of the Corporation which are beneficially owned by such nominee, and (4) any other information concerning such nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named as a nominee and to serve as a director if elected), and (ii) as to the shareholder giving the notice (1) the name and address of such shareholder, as they appear on the Corporation’s books, (2) the class or classes and number(s) of shares of the Corporation which are beneficially owned by such shareholder, (3) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, and (4) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Article VII. The officer presiding over a meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, the presiding officer shall so declare to the meeting and the defective nomination shall be disregarded.

ARTICLE VIII.

Limited Liability of Directors

The liability to the Corporation and its shareholders of each and every person who is at any time a director of the Corporation for acts or omissions in such person’s capacity as a director is and shall be limited and eliminated to the full extent authorized or permitted by the Act, as it now exists or may hereafter be amended. Any amendment, alteration or repeal of this Article VIII by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation for or with respect to any act or omission of such director occurring prior to, or at the time of, such amendment, alteration or repeal.

Third Amended and Restated Articles of Incorporation of

Sterling Bancorp, Inc. - 6

ARTICLE IX.

Indemnification

A.            Indemnification of Directors and Officers, Etc. Directors and executive officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Corporation, a subsidiary or otherwise) in which a director or executive officer is a witness or which is brought against a director or executive officer in his or her capacity as a director, officer, employee, agent or fiduciary of the Corporation or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or executive officer was serving at the request of the Corporation. Persons who are not directors or executive officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself, any such director, executive officer or other person against any liability asserted against him or her and incurred by him or her in respect of such service whether or not the Corporation would have the power to indemnify him or her against such liability by law or under the provisions of this Article IX. The provisions of this Article IX shall be applicable to actions, suits or proceedings, arising from acts or omissions occurring before or after the filing of these Third Amended and Restated Articles of Incorporation with the Corporation Division, and to directors, executive officers and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors and administrators of the directors, executive officers and other persons referred to in this Article IX. The right of indemnity provided pursuant to this Article IX shall not be exclusive and the Corporation may provide indemnification to any person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve that are not inconsistent with the Act (or other law). Any amendment, alteration, modification, repeal or adoption of any provision in the Articles of Incorporation inconsistent with this Article IX shall not adversely affect any indemnification right or protection of a director or executive officer of the Corporation existing at the time of such amendment, alteration, modification, repeal or adoption.

ARTICLE X.

Amendment

Notwithstanding anything contained in these Third Amended and Restated Articles of Incorporation to the contrary, the affirmative vote of at least 80% of the outstanding shares of Voting Stock, voting as a single class, shall be required to amend or repeal Article VI, Article VII, Article VIII, Article IX or Article X of these Third Amended and Restated Articles of Incorporation or to adopt any provision inconsistent therewith, unless, such amendment or repeal or inconsistent provision has been recommended for approval by at least 80% of all directors then holding office and by a majority of the Continuing Directors, in which case the affirmative vote of a majority of the outstanding shares entitled to vote pursuant to the Act shall be required to amend or repeal such provisions. The term “Continuing Directors” is defined in Article VII.

Third Amended and Restated Articles of Incorporation of

Sterling Bancorp, Inc. - 7

These Third Amended and Restated Articles of Incorporation were duly adopted on the [__] day of [_______], 2022, in accordance with the provisions of Section 611(3) of the Act by the shareholders of the Corporation. The necessary number of shares required by statute was voted in favor of these Third Amended and Restated Articles of Incorporation.

The undersigned, being an authorized representative of the Corporation has signed these Third Amended and Restated Articles of Incorporation on the [__] day of [_______], 2022.

STERLING BANCORP, INC.

By:
Name:	Colleen Kimmel
Title:	Executive Vice President, General Counsel, Corporate Secretary

Third Amended and Restated Articles of Incorporation of

Sterling Bancorp, Inc. - 8